Exhibit 10.4
Execution Copy
THIRD SUPPLEMENT
TO THE
MASTER AMENDED AND RESTATED CREDIT AGREEMENT
(2006 Expansion Loan Facility)
     THIS THIRD SUPPLEMENT TO THE MASTER AMENDED AND RESTATED CREDIT AGREEMENT (“Third Supplement”) is made and entered into as of November 14, 2006, by and between GOLDEN GRAIN ENERGY, LLC, an Iowa limited liability company, and HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank. This Third Supplement supplements the Master Amended and Restated Credit Agreement between Lender and Borrower dated as of even date herewith (as the same may be amended, restated, supplemented or otherwise modified (other than by Supplements entered into pursuant to Section 1.02 thereof) from time to time, the “Master Agreement”).
RECITALS:
     A. Pursuant to the Original Credit Agreement, Lender has made certain loans and other credit accommodations available to Borrower.
     B. Borrower has requested and Lender has approved a $30 million multiple advance credit facility for the purpose of financing a portion of project costs related to the expansion of Borrower’s ethanol production plant (such credit facility hereafter referred to as the “2006 Expansion Facility”).
     C. Upon satisfaction of certain conditions, Advances made under the 2006 Expansion Facility will be converted to a term loan and repaid in accordance with the terms of this Third Supplement and the other 2006 Expansion Loan Documents.
AGREEMENT:
     1. Definitions. Capitalized terms used and not otherwise defined in this Third Supplement have the meanings attributed to them below or in the Master Agreement. Definitions in this Third Supplement control over inconsistent definitions in the Master Agreement, but only to the extent the defined terms apply to Loans under this Third Supplement. Definitions set forth in the Master Agreement control for all other purposes. As used in this Third Supplement, the following terms have the following meanings:
     “2006 Disbursing Agreement” means the 2006 Disbursing Agreement dated as of the date hereof among Lender, Borrower and the Disbursing Agent, as amended, restated, supplemented or otherwise modified from time to time.
     “2006 Expansion Loan” means the sum of all Advances made pursuant to this Third Supplement.
     “2006 Expansion Loan Amortization Period” means the period beginning on the Loan Conversion Date and continuing through the 2006 Extension Loan Maturity Date.

     “2006 Expansion Loan Documents” means this Third Supplement, the 2006 Disbursing Agreement, the 2006 Expansion Loan Note, and all other draw requests, agreements, documents, certificates, and instruments related to the 2006 Expansion Facility.
     “2006 Expansion Loan Maturity Date” means the earlier of (a) August 1, 2017 and (b) the date on which the Obligations have been declared or have automatically become due and payable, whether by acceleration or otherwise.
     “2006 Expansion Loan Note” means the 2006 Expansion Loan Note made by Borrower payable to the order of Lender, dated the date hereof, in the initial aggregate principal amount of $30,000,000 in substantially the form of Exhibit 3A attached hereto.
     “Annual Rate” has the meaning set forth in Section 8.
     “Commitment Amount” means the lesser of (a) $30,000,000, and (b) the sum of (1) the total appraised value of Borrower’s property, plant and equipment minus (2) Borrower’s Total Debt and other open loan commitments available to Borrower.
     “Construction Agreement” means the Lump Sum Design Build Expansion Agreement between Borrower and Fagen, Inc. dated effective June 9, 2006, including all exhibits thereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Construction Costs” means Borrower’s cost of purchasing real property for the Project, designing and engineering the improvements contemplated in connection with the Project, preparing the site, and constructing the buildings and purchasing and installing equipment related to the Project and other construction or real estate-related costs listed on the sources and uses of funds statement presented to and approved by Lender as amended, restated, supplemented or otherwise modified and approved by Lender from time to time.
     “Construction Plans” means the final working plans for completion of the Project set forth in the Construction Agreement, including all drawings, specifications, details and manuals thereunder.
     “Disbursing Agent” is initially Title Professionals, and in the event Title Professionals ceases to act as Disbursing Agent, the Disbursing Agent will be a Person selected by Lender who succeeds to such duties under the Disbursing Agreement.
     “Draw Request” has the meaning set forth in Section 5(a).
     “Fixed Interest Rate Adjustment Date” has the meaning set forth in Section 8(b)(4).
     “Funding Period” means the period from the date of this Third Supplement to the earliest of (a) the Required Completion Date, (b) the date the Commitment Amount is fully drawn, and (c) the date all Obligations outstanding under the Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
     “Inspecting Engineer” means the architectural, engineering or other consultant firm retained by Lender, at Borrower’s cost, to conduct on-site inspections of the work-in-progress related to the Project, and to issue periodic reports to Lender as to progress of construction and adherence to the Construction Plans. BKBM Engineering, Inc. will be the Inspecting Engineer initially, and in the event BKBM Engineering, Inc. ceases to perform the functions of Inspecting Engineer, Lender will select a replacement Inspecting Engineer to perform the duties described in the previous sentence.
     “Interest Election” means Borrower’s interest rate election in the form of Exhibit 3C.
     “Loan Conversion Date” means September 1, 2007.
“Margin” means
(a)	0 if the Net Worth Ratio is greater than 1.00:1.00;

(b)	15 basis points (0.15%) if the Net Worth Ratio is less than 1.00:1.00 but greater than 0.67:1.00; and

(c)	25 basis points (0.25%) if the Net Worth Ratio is less than 0.67:1.00.
     The Margin will be set on September 1, 2007 (based on Borrower’s most recent 10-Q report filed with the SEC), and on the Spread Adjustment Date (based on prior year audited financial statements) each year thereafter based on Borrower’s most recent audited financial statements.
     “Operating Cash Flow” is Borrower’s net cash flow from operations and not including proceeds of Indebtedness, issuance of membership units or other capital instruments, the sale of assets other than inventory in the ordinary course of business, or other sources of funds that are not derived directly from the sale of output.
     “Prepayment Date” means the date on which Borrower has notified Lender of its intention to prepay or which Lender receives a principal payment on the 2006 Expansion Loan prior to its scheduled due date, whether by acceleration or otherwise.
     “Prepayment Price” means:
(a)	With respect to any portion or portions of the 2006 Expansion Loan for which Borrower has fixed the Annual Rate pursuant to Section 8(b), the greater of (x) par plus one percent (1%) of par, and (y) the sum of the values of (1) each remaining mandatory principal payment prior to the next Fixed Interest Rate Adjustment Date, if any, or the 2006 Expansion Loan Maturity Date, as the case may be, and (2) the principal payment at the 2006 Expansion Loan Maturity Date (if there is a Fixed Interest Rate Adjustment Date, the entire outstanding principal balance as of such date shall be deemed due and payable solely for purposes of determining the Prepayment Price) (each such mandatory payment and such payment at maturity being herein referred to as a “Payment”) plus the value of all related scheduled interest payments on the Note to be prepaid during the period from the Prepayment Date to the date of each Payment. The value of each Payment and such related scheduled interest payments shall be determined by discounting, at the applicable Treasury Rate plus 50 basis points (0.50%), such Payment and such related scheduled interest payments from the respective scheduled payment dates of such Payment and such related scheduled interest payments to the Prepayment Date. The Treasury Rate with respect to each Payment and such related scheduled interest payments is the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the scheduled payment date of the Payment, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication thereto.
(b)	With respect to any other amount of the 2006 Expansion Loan, if that portion of the 2006 Expansion Loan is prepaid from any source other than Borrower’s Operating Cash Flow, $400,000 if the Prepayment Date is prior to the Loan Conversion Date; 3.0% of the principal balance if the Prepayment Date is on or within 12 months from the Loan Conversion Date; 2.0% of the principal balance if the Prepayment Date is within 13-24 months from the Loan Conversion Date; and 1.0% of the principal balance if the Prepayment Date is within 25-36 months from the Loan Conversion Date, and 0 if the Prepayment Date is more than 36 months following the Loan Conversion Date.
     “Prime Rate” means the rate of that name as published in the “Money Rates” Section of the Wall Street Journal; provided, if Lender determines that the foregoing source is unavailable, Lender will determine the Prime Rate based on a new index that is based on comparable information.
     “Project” means the expansion of Borrower’s existing dry milling ethanol plant near Mason City, Iowa, which, upon completion of the expansion, will be capable of producing, not less than 80 million gallons of fuel grade ethanol per year, and related byproducts of dried, high protein, distillers grains with solubles, together with all necessary and appropriate fixtures, equipment, attachments, and accessories, as described in the Construction Plans, to be constructed on the Real Estate.
     “Project Costs” means without duplication, the Construction Costs plus the other costs listed on the sources and uses of funds statement presented to and approved by Lender, as such statement may be amended, restated, supplemented or otherwise modified from time to time.
     “Required Completion Date” means July 1, 2007.
     “Spread Adjustment Date” means March 1 of each year beginning March 1, 2008.
     “Substantial Completion” means the occurrence of all of the following events with respect to the Project: (a) all improvements related to the Project are completed in accordance with the Construction Plans and are paid for in full, free of all mechanic’s, labor, materialmen’s and other similar Lien claims; (b) said completion has been certified by the Inspecting Engineer and the Borrower, and no material punch-list items remain to be completed; (c) all applicable requirements of any Governmental Authority and all private restrictions and covenants have been complied with or satisfied and that unconditional certificates of occupancy (if required by a

Governmental Authority) for all of such improvements have been issued; (d) Borrower has obtained all permits, licenses, and other authorizations required by a Governmental Authority for construction of the Project and operation of Borrower’s business, and entered into all agreements necessary or appropriate to operate the plant contemplated by the Project at maximum capacity; (e) all insurance required pursuant to the Loan Documents is in full force and effect; and (f) Borrower has assigned all Material Contracts to Lender.
     “Sworn Construction Cost Statement” means the itemized and certified statement of actual and estimated costs of the Project broken out into individual subcontracts, signed and sworn to by Borrower, as the same may be revised in accordance with Section 5(d).
     “Title Company” means Title Professionals.
     2. Effect of Third Supplement. This Third Supplement, along with the Master Agreement and the other 2006 Expansion Loan Documents, sets forth the terms of the 2006 Expansion Facility and 2006 Expansion Loan.
     3. Conditions Precedent. Lender will have no obligation to make an Advance under this Third Supplement until each of the following conditions precedent is satisfied or waived in accordance with Section 8.02 of the Master Agreement:
(a)	Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the balance of the $260,000 origination fee ($100,000 of which has been previously paid), and all other fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Lender;

(b)	Lender has received this Borrower’s counterpart of this Third Supplement and the 2006 Expansion Loan Note duly executed and delivered by Borrower;

(c)	Lender has received the 2006 Disbursing Agreement duly executed and delivered by Borrower and Disbursing Agent;

(d)	Lender has received Borrower’s counterparts of the Master Agreement and all Amendment Documents contemplated thereby, in each case duly executed and delivered by Borrower, as well as all other duly executed and delivered instruments, agreements, opinion letters, and documents as Lender may require;

(e)	the representations and warranties set forth in the Master Agreement are true and correct in all material respects as of the date hereof;

(f)	all conditions precedent in the Master Agreement and each other Loan Document have been satisfied;

(g)	no Default or Event of Default has occurred and is continuing; and

(h)	Lender has received each of the following in form, substance, and detail satisfactory to Lender in all respects:
(1)	three copies of a survey and maps or plats of the Real Estate certified to the Lender and the Title Company in a manner reasonably satisfactory to each of Lender and the Title Company, dated a date reasonably satisfactory to each of Lender and the Title Company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based are sufficient to delete any standard printed survey exception contained in the applicable title insurance policy;

(2)	Federal Emergency Management Agency Standard Flood Hazard Determination Certificates certifying, among other things, that none of the Real Estate is located within a flood hazard area;

(3)	appraisals of all Real Estate (including two copies of an “as built” appraisal related to the Project);

(4)	Phase I Environmental Site Assessment Reports on all of the Real Estate, along with such further environmental review and audit reports as Lender requests (which may include Phase II reports), and letters by the firms preparing such environmental reports authorizing Lender to rely on such reports; and

(5)	an executed copy of the Construction Agreement and each agreement with a subcontractor (to the extent separately requested by Lender), together with (A) a copy of the site plan, (B) a schedule listing all subcontracts relating to the Project, and such other contracts, subcontracts and schedules as Lender may request, (C) a work progress schedule showing estimated completion time for each phase of the Project construction, (D) the Sworn Construction Cost Statement, duly executed by Borrower, including a reconciliation of actual costs incurred to-date against budgeted amounts, (E) a copy of each permit and each other building permit, license and other agreement that Borrower is required by law to obtain in connection with the Project, together with a schedule of all other necessary licenses and permits which must be obtained in order to occupy and operate a dry mill ethanol production facility (at maximum capacity in accordance with the Construction Plans) on the Real Estate where the Project will be built, and (F) a soil report related to the Real Estate where the Project will be built, certified by a registered engineer acceptable to Lender, including structural design recommendations in form and substance satisfactory to Lender.
     4. Basic Terms. During the Funding Period, Borrower may borrow and prepay, but may not re-borrow, in accordance with the terms and conditions of the Agreement, the other 2006 Expansion Loan Documents, and the other Loan Documents. The aggregate principal amount outstanding under the Construction and Term Loan may not exceed the Commitment

Amount at any time. Borrower may not borrow during the continuance of a Default or Event of Default.
     5. Procedure for Advances.
(a)	Draw Request. During the Funding Period, Borrower may from time to time request an Advance by providing Lender written notice substantially in the form of Exhibit 3B attached hereto (a “Draw Request”). The amount requested in any Draw Request must be at least $100,000. Each Draw Request will be irrevocable and must be received by Lender no later than 11:00 a.m. (Rochester, Minnesota time) five Business Days prior to the requested funding date (which must be a Business Day). Each Draw Request will constitute a certification, representation and warranty that the conditions precedent for an Advance under the Agreement and the 2006 Disbursing Agreement have been satisfied and that no Material Contract has been entered into other than those which are subject to a Collateral Assignment in favor of Lender or which Lender has agreed in writing that no Collateral Assignment will be required. Each Advance will be disbursed through the Disbursing Agent pursuant to the terms and conditions of the 2006 Disbursing Agreement, which is hereby incorporated herein by reference, and the terms and conditions of the Agreement. The proceeds of all Advances under this Third Supplement will be used solely for funding Project Costs.

(b)	Other Advances. Notwithstanding anything herein to the contrary, Lender may (without obligation), at any time and from time to time, make an Advance without first receiving a Draw Request and apply the proceeds of such Advance to pay any interest, fees or other amount owing to Lender, release charges under prior mortgages and security interests, or legal fees or other costs payable by Borrower in connection with the Loan Documents or the Project.

(c)	Funding Account. Unless otherwise authorized by Lender, each Advance taken for the purpose of funding Construction Costs will be disbursed by wire transfer to a deposit account of the Disbursing Agent established for the sole purpose of funding Construction Costs (and other Project Costs at Lender’s option). All Advances will be considered received by Borrower upon their receipt by Disbursing Agent in its deposit account.

(d)	Cost Information. All disbursements will be based on the detailed breakdown of Project Costs set forth on the Sworn Construction Cost Statement. If Borrower becomes aware of any change in Project Costs that would increase the total cost in excess of $500,000 (in the aggregate along with previous such cost increases) above the amount shown on the Sworn Construction Cost Statement, Borrower will immediately notify Lender in writing and promptly submit to Lender for its approval a revised Sworn Construction Cost Statement. In such an event, no additional Advance will be made until Lender approves the revised Sworn Construction Cost Statement.

(e)	Loan in Balance, Deposit of Funds by Borrower. Whenever Borrower determines that the sum of the un-disbursed portion of the Commitment Amount will not be sufficient fully to complete the Project in accordance with the Construction Plans, whether such deficiency is the result of changes in the Construction Plans or otherwise, Borrower will deposit in an escrow fund to be established with Lender an amount equal to the amount of the deficiency as determined by Lender. Borrower will deposit such funds within three days. No further Advances will be disbursed until those funds are deposited by Borrower in the escrow fund.

(f)	Additional Security. Borrower irrevocably assigns to Lender and grants to Lender a security interest in, as additional security for the performance of the Obligations, its interest in all funds held by the Disbursing Agent pursuant hereto or the Disbursing Agreement, whether or not disbursed, all funds deposited by Borrower with Lender, all reserves, including deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Project and, to the extent assignable, all governmental permits obtained for the lawful construction of the Project.

(g)	Suspension of Construction. If Lender determines that any work or materials do not conform to the Construction Plans or applicable law, or otherwise departs from any of the requirements of this Agreement, Lender may require the work to be stopped and withhold disbursement of Advances until the matter is corrected. In such event, Borrower will promptly correct the work to Lender’s satisfaction. No such action by Lender will affect Borrower’s obligation to complete the Project on or before the Required Completion Date.
     6. Conditions to Each Advance. The obligation of Lender to make any Advance is subject to the satisfaction of the following conditions:
(a)	Lender has received a timely Draw Request and it has been approved by the Inspecting Engineer;

(b)	at the time of and immediately after giving effect to such Advance, no Default or Event of Default exists;

(c)	all representations and warranties of Borrower set forth in the Loan Documents are true and correct in all material respects on and as of the date of such Advance before and after giving effect thereto, except for such representations and warranties that relate solely to an earlier period;

(d)	since the date of the most recent financial statements of Borrower described in Section 4.01(a) of the Master Agreement, there has been no change which has had or could reasonably be expected to result in a Material Adverse Effect; and

(e)	each of the conditions for an Advance set forth in the 2006 Disbursing Agreement has been satisfied.

     7. Deliveries Prior to Loan Conversion. As soon as possible, but in any event prior to the Loan Conversion Date, Borrower will provide the following to Lender:
(a)	a certificate by an appropriate Responsible Officer, certifying as to occurrence of each item listed in the definition of Substantial Completion, along with such supporting evidence as Lender may require (e.g., proof of required insurance coverage, Permits and licenses);

(b)	copies of all Material Contracts not previously delivered to Lender, along with fully executed Collateral Assignments of such Material Contracts;

(c)	to the extent specifically requested by Lender, copies of all warranties from suppliers covering materials, equipment and appliances included within the Improvements;

(d)	three copies of an “as-built” survey of the Project which conforms with Lender’s and Title Company’s requirements; and

(e)	such other documents, instruments, and certificates as Lender may request.
     8. Interest Rate After Loan Conversion. On the Loan Conversion Date and on any subsequent date during the 2006 Expansion Loan Amortization Period, Borrower may elect either of the following interest rates (the “Annual Rate”):
(a)	the floating Prime Rate minus the Margin; or

(b)	a fixed rate for a period of five or ten years, subject to the following:
(1)	the fixed rate period (five or ten years) may not extend beyond the 2006 Expansion Loan Maturity Date;

(2)	the fixed rate must be applied to principal balances of at least $5,000,000 and in additional $1,000,000 increments;

(3)	Borrower must provide at least 30 days advance notice to Lender in the form of the Interest Election;

(4)	the interest rate fixed hereunder will be equal to the sum of (i) 325 basis points (3.25%) and (ii) the yield of the U.S. Treasury security having a maturity equal or closest to the lock-in period (“Fixed Interest Rate Adjustment Date”); if the interest rate is fixed hereunder for a period of five years, the interest rate will be subject to adjustment by Lender on the fifth-year anniversary of the lock-in period, with such subsequent interest rate being applicable to the remaining principal balance of that portion of the 2006 Expansion Loan then subject to the five year lock-in until the 2006 Expansion Loan Maturity Date; and

(5)	notwithstanding anything to the contrary, for a period of 90 days following the Fixed Interest Adjustment Date pursuant to Section 8(b)(4), Borrower may prepay the portion of the 2006 Expansion Loan subject to the Annual Rate fixed for such five year lock-in period pursuant to Section 8(b) in full or in part, without premium. Borrower shall provide written notice of the Prepayment Date and amount of such prepayment to Lender by giving notice thereof to Lender not less than 30 days nor more than 60 days prior to such Fixed Interest Rate Adjustment Date. Such prepayment shall be in the amount of the principal amount of the outstanding Note to be prepaid, together with all accrued interest upon the principal prepayment, but without prepayment premium. Failure to give such notice of prepayment or to so complete such prepayment within said 90 day period shall obligate Borrower absolutely and unconditionally to pay interest on the unpaid principal balance of that portion of the 2006 Expansion Loan subject to the Annual Rate and such five year lock-in period from and after such Fixed Interest Rate Adjustment Date at the interest rate stated in the notice by Lender given pursuant to the preceding Section 8(b)(4). Prepayments of principal shall be applied to the outstanding principal balance in the inverse order of maturity.
The floating Prime Rate will be the Annual Rate applicable to all amounts for which no interest rate elections under this Section 8 is in effect. Lender will give Borrower notice of the interest rate which will be applicable to the remaining principal balance of that portion of the 2006 Expansion Loan subject to said five-year lock-in period on and after such Fixed Interest Rate Adjustment Date, not less than 45 days, nor more than 75 days, prior to such Fixed Interest Rate Adjustment Date.
     9. Loan Payments.
(a)	During Construction. During the Funding Period, Borrower will pay in arrears, not later than the first day of each month, accrued and unpaid interest at the daily floating Prime Rate based on the daily balance of the 2006 Expansion Loan outstanding during the related monthly period provided, however, in no event shall the interest rate applicable to the 2006 Expansion Loan be less than the then current rate on U.S. Treasury securities of like terms.

(b)	During Amortization. During the 2006 Expansion Loan Amortization Period, Borrower will pay in arrears on the first day of each month through and including the 2006 Expansion Loan Maturity Date, level monthly payments of principal plus accrued interest at the Annual Rate so that the principal amount is fully amortized over 120 months; provided, however, in no event shall the interest rate applicable to the 2006 Expansion Loan be less than the then current rate on U.S. Treasury securities of like terms. Lender will determine the amount of such monthly payments on the Loan Conversion Date and each Fixed Interest Rate Adjustment Date, and, if no fixed Annual Rate is in effect pursuant to Section 8(b), each time there is a change in the Prime Rate. Such determination by Lender of the amortized payment amount will be binding and conclusive, absent manifest error. All remaining principal, accrued and unpaid interest, and other Obligations related to the 2006 Expansion Loan outstanding on the 2006 Expansion Loan are due and payable on the 2006 Expansion Loan Maturity Date.
     10. Prepayment Fees. If any amount of the 2006 Expansion Loan is paid before September 1, 2010, or if any portion of the 2006 Expansion Loan which is subject to a fixed interest rate pursuant to Section 8(b) is paid during a lock-in period, and prior to the time such amount is otherwise due and payable, whether voluntarily or involuntarily (including any prepayment effected by Lender’s exercise of any right to accelerate), Borrower agrees to pay the Prepayment Price. Borrower agrees that the Prepayment Price is paid as a fee for the right to prepay and not liquidated damages or a penalty.
     11. Reliance. Borrower will not rely on reports relating to the Project generated for the benefit of Lender for any purpose whatsoever. Borrower is responsible for making its own inspections of the Project during the course of construction and will satisfy itself that the work performed and the materials furnished conform with its contracts. By making Advances after inspection of the Project, Lender will not be deemed to have waived any Default or Event of Default, or the right to require the correction of construction defects or to have acknowledged that the construction (as to quality or value of work performed or material furnished) conforms with the Construction Plans.
     12. Inspections. Borrower is responsible for making inspections during the course of construction and will determine to its own satisfaction that the work done or materials supplied by the contractors to whom payment is to be made out of each Draw Request has been properly done or supplied in accordance with the applicable contracts with such contractors. If any work done or materials supplied by a contractor are not satisfactory to Borrower, Borrower will immediately notify Lender in writing of such fact. It is expressly understood and agreed that Lender or its authorized representative may conduct such inspections of the Real Estate and improvements thereon as it may deem appropriate for the protection of Lender’s interest, and, specifically, the Inspecting Engineer may, at the option of Lender and at the expense of Borrower, conduct such periodic inspections, prepare such written progress reports during the period of construction and prepare such written reports upon completion of the Project as Lender may request. Any inspections made by Lender or its representative will be made, and all certificates issued by Lender’s representative will be issued, solely for the benefit and protection of Lender, and Borrower will not rely thereon.
     13. Construction. Borrower will not become a party to any contract for the performance of any work related to the Project or for the supplying of any labor, materials or services for the construction of improvements that would have the effect of increasing the costs of the Project more than $500,000 (in the aggregate with previous such cost increases) above those set forth in the Sworn Construction Cost Statement, except in such amounts and upon such terms and with such parties as are approved in writing by Lender. No approval by Lender of any contract or change order will make Lender responsible for the adequacy, form or content of such contract or change order. Borrower will expeditiously complete and fully pay for the development and construction of the Project in a good and workmanlike manner and in accordance with the contracts, subcontracts and Construction Plans submitted to Lender and in compliance with all applicable requirements of all Governmental Authorities, and any covenants, conditions, restrictions and reservations applicable thereto, so that Substantial Completion occurs on or before the Required Completion Date. Borrower assumes full responsibility for the compliance of the Construction Plans and the Project with all requirements of all Governmental Authorities and with sound building and engineering practices, and notwithstanding any approvals by Lender, Lender has no obligation or responsibility whatsoever for the Construction Plans or any other matter incident to the Project or construction related to the Project. Borrower will correct or cause to be corrected (a) any defect in improvements related to the Project, (b) any departure from the Construction Plans or any requirements of any Governmental Authorities, and (c) any encroachment by any part of any structure located on the Real Estate on any building line, easement, property line or restricted area. Borrower will cause all roads necessary for the efficient operation of the plant contemplated by the Project to be completed and dedicated (if dedication thereof is required by any Governmental Authority), the bearing capacity of the soil on the Real Estate to be made sufficient to support all improvements thereon, and sufficient local utilities to be made available to the Project and installed at costs (if any) set out in the Sworn Construction Cost Statement, on or before the Required Completion Date. No work may be performed pursuant to any change order or pending change order to the Construction Plans prior to delivery thereof to Lender.
     14. Additional Remedies Upon Event of Default During Construction. Upon the occurrence of an Event of Default prior to the date Substantial Completion occurs, and at any time thereafter during the continuance of such event, Lender may, in addition to all other available remedies, enter upon Borrower’s property and proceed either in its own name or in the name of Borrower (which authority is coupled with an interest and is irrevocable by Borrower) to complete the Project or cause the Project to be completed, at the cost and expense of Borrower. If Lender elects to complete or cause the Project to be completed, it may do so according to the Construction Plans or according to such changes, alterations or modifications in and to the Construction Plans as Lender deems appropriate. Lender may enforce or cancel all contracts of Borrower relating to construction and enter into other contracts which Lender deems advisable in its sole judgment. Borrower will forthwith turn over and duly assign to Lender, as Lender may from time to time require, contracts relating to construction and installation of improvements related to the Project, the Construction Plans, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Project, whether paid or not, and any other instruments or records in the possession of Borrower pertaining to the Project. Borrower will pay to Lender, on demand, any amount or amounts expended by Lender in so completing construction of the Project, together with any costs, charges, or expenses incident thereto or resulting therefrom. In the event that a proceeding is instituted against Borrower for recovery and reimbursement of any amount expended by Lender in connection with the completion of construction of the Project, a statement of such expenditures, verified by the affidavit of an officer of Lender, will be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures, and the burden of proving to the contrary will be upon Borrower. Lender may apply the undisbursed amount of the Commitment to bring about the completion of construction of the Project and to pay the costs thereof; and if such funds are insufficient, in Lender’s sole judgment, to complete construction of the Project, Borrower agrees to promptly deliver and pay to Lender amounts as Lender may from time to time demand for the purpose of completing construction of the Project or of paying any liability, charge or expense which may have been incurred or assumed by Lender under or in performance of this

Agreement. It is expressly understood and agreed that in no event will Lender be obligated or liable in any way to complete the Project or to pay for any Project Costs.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Third Supplement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER: GOLDEN GRAIN ENERGY, LLC
By:	/s/ Walter Wendland
	Name:	Walter Wendland
	Title:	President

LENDER: HOME FEDERAL SAVINGS BANK
By:	/s/ Eric Oftedahl
	Name:	Eric Oftedahl
	Title:	Vice President

[SIGNATURE PAGE FOR THIRD SUPPLEMENT TO
MASTER AMENDED AND RESTATED CREDIT AGREEMENT]

EXHIBIT 3A
2006 EXPANSION LOAN
NOTE

$30,000,000	Rochester, Minnesota
November 14, 2006
FOR VALUE RECEIVED, the undersigned, Golden Grain Energy, LLC, an Iowa limited liability company (“Borrower”), hereby promises to pay to the order of Home Federal Savings Bank (together with any subsequent holder hereof, “Lender”) or its successors and assigns, at Post Office Box 6947, 1016 Civic Center Drive N.W., Rochester, Minnesota 55903-6947, (a) on the 2006 Expansion Loan Maturity Date (as defined in the Master Amended and Restated Credit Agreement between Borrower and Lender dated as of November 14, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)) and the Third Supplement to the Master Amended and Restated Credit Agreement (2006 Expansion Loan) between Borrower and Lender, dated the same date, the principal sum of Thirty Million and No/100 Dollars ($30,000,000.00) or so much of the unpaid principal amount of the 2006 Expansion Loan (as defined in the Credit Agreement) as has advanced by Lender to Borrower pursuant to the Credit Agreement, and (b) on each date specified in the Credit Agreement prior to the 2006 Expansion Loan Maturity Date, the principal amount of the 2006 Expansion Loan payable to Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest and Additional Interest (each as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Lender.
All borrowings evidenced by this 2006 Expansion Loan Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Lender in its internal records; provided, that the failure of Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this 2006 Expansion Loan Note and the Credit Agreement.
This 2006 Expansion Loan Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.
THIS 2006 EXPANSION LOAN NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

GOLDEN GRAIN ENERGY, LLC
By:
Name:
Title:

EXHIBIT 3B
Form of
Draw Request

[Date]
Home Federal Savings Bank
Post Office Box 6947
1016 Civic Center Drive N.W.
Rochester, Minnesota 55903-6947
Attention: Eric Oftedahl
Dear Mr. Oftedahl:
Reference is made to the Master Amended and Restated Credit Agreement and Third Supplement thereto, each dated November 14, 2006 (as may have been amended and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower and Home Federal Savings Bank as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Draw Request, and Borrower hereby requests an Advance under the Credit Agreement, and in that connection Borrower specifies the following information with respect to the Construction Borrowing requested hereby:
     (A) Principal amount of the requested Advance1: _________
     (B) Date of the requested Advance (which is a Business Day) _________
     Attached hereto are each of the documents requested by Lender in support of satisfaction of the requirements specified in the 2006 Disbursing Agreement.
     The Borrower hereby represents and warrants that the conditions for an Advance specified in the Credit Agreement have been satisfied.

Very truly yours, GOLDEN GRAIN ENERGY, LLC
By:
Name:
Title:

[1]	Not less than $100,000.

EXHIBIT 3C
Form of
Interest Election
[date]
Home Federal Savings Bank
Post Office Box 6947
1016 Civic Center Drive NW
Rochester, Minnesota 55903
Attention: Eric Oftedahl
Dear Mr. Oftedahl:
Reference is made to the Master Amended and Restated Credit Agreement and Third Supplement thereto, each dated as of November 14, 2006 (as may have been amended and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and Home Federal Savings Bank, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election pursuant to Section 8 of the Third Supplement to the Master Amended and Restated Credit Agreement, and Borrower hereby elects the [Floating Prime Rate minus the Margin] [Five- or Ten-Year Fixed Rate] for application to $_________1 in principal amount now outstanding under the 2006 Expansion Loan, and in that connection Borrower specifies the following information with respect to the amount to be converted or continued as requested hereby:
     The effective date of election (which is a Business Day): _________2.

Very truly yours, GOLDEN GRAIN ENERGY, LLC
By:
Name:
Title:

[1]	Not less than $5,000,000 and in additional $1,000,000 increments in the case of the Fixed Rate.

[2]	At least 5 Business Days following the date hereof.